UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

ONCOGENEX PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY - SUBJECT TO COMPLETION

ONCOGENEX PHARMACEUTICALS, INC.

19820 North Creek Parkway, Suite 201

Bothell, Washington 98011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OncoGenex Pharmaceuticals, Inc., a Delaware corporation, will be held on May 26, 2016, at 9:00 a.m. local time. The Annual Meeting will be held at the offices of Fenwick & West LLP, 1191 Second Avenue, 10th Floor, Seattle, Washington 98101, for the following purposes:

1.	To elect six directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3.	To transact such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 31, 2016 are entitled to notice of, and to vote at, the Annual Meeting. For 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our headquarters at the above address.

This year’s Annual Meeting is a particularly important one, and YOUR vote is essential. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

By Order of the Board of Directors,

/s/ SCOTT CORMACK
Scott Cormack
President & CEO

Bothell, Washington

                    , 2016

Whether or not you plan to attend the annual meeting, we encourage you to vote and submit your proxy by telephone, via the Internet or by mail. For additional instructions on voting by telephone or via the Internet, please refer to the WHITE proxy card. To vote and submit your proxy by mail, please complete, sign and date the enclosed WHITE proxy card and return it in the enclosed envelope. If you attend the annual meeting, you may revoke your proxy and vote in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2016

The Company’s Proxy Statement and Annual Report on Form 10-K for the year ended

December 31, 2015 are available at http://www.oncogenex.com.

PRELIMINARY COPY - SUBJECT TO COMPLETION

ONCOGENEX PHARMACEUTICALS, INC.

19820 North Creek Parkway, Suite 201

Bothell, Washington 98011

PROXY STATEMENT FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of OncoGenex Pharmaceuticals, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders, or the Annual Meeting, to be held on May 26, 2016, at 9:00 a.m. local time, or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting.

The Annual Meeting will be held on May 26, 2016 at the offices of Fenwick & West LLP, 1191 Second Avenue, 10th Floor, Seattle, Washington 98101.

This Proxy Statement and accompanying WHITE proxy card will first be mailed on or about April 21, 2016 to all stockholders entitled to vote at the Annual Meeting.

Voting Rights

Only stockholders of record at the close of business on March 31, 2016, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on March 31, 2016, we had [            ] shares of common stock outstanding.

Each stockholder of record is entitled to one vote for each share of common stock held on the record date on all matters. Dissenters’ rights are not applicable to any of the matters being voted on.

All stockholders entitled to vote at the Annual Meeting may cumulate votes in the election of directors. With cumulative voting, each stockholder is entitled to as many votes as shall be equal to the number of votes that the stockholder would be entitled to cast for the election of directors multiplied by the number of directors to be elected by the stockholders, and each stockholder may cast all of his, her or its votes for a single director or may distribute them among the number to be voted for or for any two or more of them. No stockholder, however, will be entitled to cumulate votes unless the name of the candidate or candidates for whom the votes would be cast has been placed in nomination prior to voting, and such stockholder has given notice, at the Annual Meeting and prior to commencement of voting, of the stockholder’s intention to cumulate votes. Otherwise, the proxies solicited by the Board of Directors confer discretionary authority in the proxy holders to cumulate votes so as to elect the maximum number of nominees.

Board Recommendation

Our Board of Directors recommends that you vote:

•	FOR each of the nominees for the Board of Directors, who are Neil Clendeninn, Scott Cormack, Jack Goldstein, Martin Mattingly, Stewart Parker and David Smith; and

•	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Voting of Proxies

All shares represented by a valid proxy received prior to the Annual Meeting will be voted, and, if you provide specific instructions, your shares will be voted as you instruct. If you sign your WHITE proxy card with no further instructions and do not hold your shares beneficially through a broker, bank or other nominee, your shares will be voted FOR each of the nominees for the Board of Directors, FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and in the discretion of the proxy holders with respect to any other matters that properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Our Board of Directors strongly urges you not to sign or return any proxy card that may be sent to you by someone other than us. See “Background of Stockholder Nominations” below.

How to Vote Your Shares

YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the Annual Meeting, please take the time to vote your proxy.

Stockholders of record, or “registered stockholders,” can vote by proxy in the following three ways:

By Telephone:	Call the toll-free number indicated on the enclosed WHITE proxy card and follow the recorded instructions.

Via the Internet:	Go to the website indicated on the enclosed WHITE proxy card and follow the instructions provided.

By Mail:	Mark your vote, date, sign and return the enclosed WHITE proxy card in the postage-paid return envelope provided.

If your shares are held beneficially in “street” name through a nominee such as a financial institution, brokerage firm, or other holder of record, your vote is controlled by that institution, firm or holder. Your vote by proxy may also be cast by telephone or via the Internet, as well as by mail, if your financial institution or brokerage firm offers such voting alternatives. Please follow the specific instructions provided by your nominee on your voting instruction card.

Even if you have given your proxy, you still may vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held beneficially through a bank, broker or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder. Should you wish to attend the Annual Meeting, directions to Fenwick & West LLP at 1191 Second Avenue, 10th Floor, Seattle, Washington 98101 can be obtained by contacting our Secretary at (425) 686-1500.

Revocability of Proxies

You may revoke or change any previously delivered proxy (including a proxy sent to you by someone other than us) at any time before the Annual Meeting by:

•	delivering a written notice of revocation to our Secretary at our headquarters at 19820 North Creek Parkway, Suite 201, Bothell, Washington 98011;

•	delivering a valid proxy bearing a later date or submitting a new later dated proxy; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

If you hold shares in street name through a broker, bank or other nominee, you must contact that bank, broker or other nominee to revoke any prior voting instructions.

If you receive a proxy from someone other than us, see “Background of Stockholder Nominations” below.

Quorum

The presence, in person or by proxy, of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Votes Required to Approve Matters Presented at the Annual Meeting

Our directors are elected by a plurality of the votes of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting.

Broker Non-Votes

Uncontested Election

For banks, brokers or other nominee accounts that receive proxy materials only from us, they are entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. For “non-routine” matters, the beneficial owner of such shares is required to provide instructions to the bank, broker or other nominee in order for them to be entitled to vote the shares held for the beneficial owner. The election of our directors will be treated as a non-routine matter. The ratification of the selection of Ernst & Young LLP as our independent public accounting firm will be treated as a routine matter, and, therefore, no broker non-votes are expected to exist with respect to this proposal in an uncontested election. If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors, no votes will be cast on your behalf with respect to this proposal.

Contested Election

For banks, brokers or other nominee accounts that receive proxy materials from, or on behalf of, both us and a third party, all items listed in the notice for the meeting will be considered “non-routine” matters. In that case, if you do not submit any voting instructions to your bank, broker or other nominee, your shares will not be counted in determining the outcome of any of the proposals at the Annual Meeting, and your shares will not be counted for purposes of determining whether a quorum exists.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count on all matters to be decided at the Annual Meeting.

As noted above, broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business at the Annual Meeting. Broker non-votes, as well as abstentions from voting, will not, however, be treated as votes cast and, therefore, will have no effect on the election of directors, or the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

Solicitation of Proxies

We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the aggregate.

We will bear the cost of soliciting proxies, including preparing, assembling, printing and mailing this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, via the Internet or by personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to these individuals for such services.

Availability of Proxy Statement and Annual Report on Form 10-K

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available at www.sec.gov and on our website at http://ir.oncogenex.com/financials.cfm. We have provided to each stockholder of record as of March 31, 2016, a copy of our consolidated financial statements and related information, which are included in our Annual Report on Form 10-K for fiscal year 2015. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2015, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: OncoGenex Pharmaceuticals, Inc., 19820 North Creek Parkway, Suite 201, Bothell, Washington 98011, Attention: Investor Relations.

BACKGROUND OF THE STOCKHOLDER NOMINATIONS

Overview

On February 16, 2016, we received a letter from VCM Group LLC, or VCM, a holder of 200 shares of our common stock, or approximately [0.000671]% of the outstanding common stock, which VCM stated in the letter it acquired on February 10, 2016. In the letter, VCM nominated and submitted biographical information regarding five individuals to stand for election to the Board of Directors. VCM provided no information as to why any changes should be made to the Board of Directors, why the five individuals nominated by it would be qualified or what their intention would be if elected to the Board of Directors.

On March 7, 2016, we sent a letter to VCM informing them of the unanimous decision of our Nominating and Governance Committee and our Board of Directors not to nominate any of the individuals identified by VCM for election at the Annual Meeting due to the belief of the Nominating and Governance Committee and Board of Directors that such individuals lacked the experience, industry knowledge, seniority and pedigree to serve on our Board of Directors.

We have received nothing further from VCM.

Potential Proxy Materials from VCM

You may receive solicitation materials, including a proxy statement and proxy card, from VCM or others seeking your proxy to vote for VCM, although at this time, we have no knowledge whether VCM will send out any solicitation materials. We bear no responsibility for the accuracy or completeness of any such materials or statements made by or on behalf of VCM. IF YOU DO RECEIVE ANY SOLICITATION MATERIALS OTHER THAN FROM THE COMPANY, THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY VCM OR ANY OTHER THIRD PARTY. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES, WHOSE NAMES ARE SET FORTH ON THE ENCLOSED WHITE PROXY CARD.

In the event VCM or any other third party sends you a proxy card, voting to “WITHHOLD” with respect to VCM’s nominations is not the same as voting for our Board’s director nominees because a vote to “WITHHOLD” with respect to VCM will revoke any proxy you previously submitted.

If you sign a proxy card sent to you by VCM, you have every right to change your vote. You may revoke that proxy and vote as recommended by our Board of Directors by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted. Submitting a proxy card for VCM—even if you withhold your vote on VCM—will revoke any votes that you previously made on the WHITE proxy card. Accordingly, if you wish to vote pursuant to the recommendation of the Board of Directors, you should disregard any proxy card that you receive that is not a WHITE proxy card. Do not return any proxy card that you may receive from VCM, even as a protest vote against VCM.

Expenses

In the event VCM solicits proxies from our stockholders, our expenses related to the solicitation of proxies from our stockholders this year may substantially exceed those normally spent for an annual meeting of stockholders. These additional solicitation costs may include the fee payable to our proxy solicitor; fees of outside counsel to advise us in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of common stock; and the costs of retaining an independent inspector of election.

BOARD OF DIRECTORS

General

Directors are elected at each annual stockholders meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Currently, there are six members of the Board of Directors. The following table sets forth information with respect to our current directors. The ages of such persons are shown as of December 31, 2015.

Name and Municipality of Residence	Age	Position	Director Since
Scott Cormack Vancouver, Canada	50	Director, President and Chief Executive Officer	2008

Neil Clendeninn Hanalei, Hawaii	66	Director, Chairperson of the Compensation Committee and Member of the Nominating and Governance Committee	2008

Jack Goldstein Kamuela, Hawaii	68	Chairperson of the Board of Directors, Member of the Compensation Committee, Member of the Nominating and Governance Committee and Member of the Audit Committee	2010

Martin Mattingly San Diego, California	59	Director, Member of the Compensation Committee and Member of the Audit Committee	2010

Stewart Parker Seattle, Washington	60	Director, Chairperson of the Nominating and Governance Committee and Member of the Audit Committee	2010

David Smith Alamo, California	56	Director, Chairperson of the Audit Committee and Member of the Nominating and Governance Committee	2010

The Board of Directors held a total of nine meetings during fiscal year 2015. During fiscal year 2015, each of our incumbent directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period he or she was a director; and (ii) the total number of meetings held by all committees on which the director served during the period he or she was a member.

Although we do not have a formal policy regarding attendance by directors at annual meetings of stockholders, we encourage directors to attend and, historically, most have done so. All of our current directors were in attendance at the 2015 annual meeting.

Pursuant to our Corporate Governance Guidelines, the Board of Directors is required to hold at least four regularly scheduled meetings each year. At least one of these meetings must include budgeting and long-term strategic planning. Each director is expected to attend no fewer than 75% of the total of all meetings of the Board of Directors and meetings of the committees on which he or she serves.

Set forth below are the names of, and information concerning, our current directors.

Scott Cormack, 50, has been our President, Chief Executive Officer and a director since August 2008. He was a co-founder of OncoGenex Technologies Inc., which is our wholly owned subsidiary, and has been its President since May 2000, its Chief Executive Officer since February 2002 and a member of its Board of Directors since May 2000. Mr. Cormack currently serves on the Board of Directors of the Prostate Centre’s Translation Research Initiative for Accelerated Discovery and Development. Mr. Cormack served as interim President, Chief Executive Officer and Chairman of the Board of Directors of Salpep Biotechnology Inc., an asthma and inflammation biotechnology company, from 2000 to 2001. From 1998 to 2001, Mr. Cormack served as Vice President of Milestone Medica Corporation, a seed venture capital firm investing in life sciences opportunities. Mr. Cormack holds a B.S. degree from the University of Alberta. The determination was made that Mr. Cormack should serve on our Board of Directors due to our belief that it is of importance that the Board of Directors have the benefit of management’s perspective and, in particular, that of the Chief Executive Officer.

Neil Clendeninn, M.D., Ph.D., 66, has served as a director since August 2008. Additionally, he has served as a member of OncoGenex Technologies Inc.’s Board of Directors since September 2004. Since October 2015, Dr. Clendeninn has served as Senior Vice President and Chief Medical Officer of Heron Therapeutics. Additionally, Dr. Clendeninn is currently a practicing physician and serves as Program Director for Palliative Medicine Partners: Complex Illness Coordination, a program of Kauai Hospice in Kauai, Hawaii. Dr. Clendeninn served as Corporate Vice President, Head of Clinical Affairs of Agouron Pharmaceuticals, Inc., a biopharmaceutical company and a subsidiary of Pfizer Inc., a pharmaceutical company, from 1993 until his retirement in 2001. Dr. Clendeninn holds a B.A. degree in biology/chemistry from Wesleyan University, and a Ph.D. degree in microbiology/pharmacology and an M.D. degree from New York University. The determination was made that Dr. Clendeninn should serve on our Board of Directors due to his training and experience as a medical oncologist and his executive-level experience in public development-stage oncology-focused companies.

Jack Goldstein, Ph.D., 68, has served as our Chairman of the Board of Directors since March 2010. Dr. Goldstein was President and Chief Operating Officer of Chiron Corporation, a biotechnology company, from November 2004 until its acquisition by Novartis AG in April 2006, prior to which he served as Vice President and President, Chiron Blood Testing Division beginning in 2002. From 2000 to 2002, Dr. Goldstein was General Partner at Windamere Venture Partners, L.L.C., a venture capital fund. From 1997 to 2001, he served as President and Chief Executive Officer of Applied Imaging Corporation, a supplier of instrument systems for prenatal and cancer genetics, where he also served as Chairman of the Board of Directors from 1999 to 2002. Dr. Goldstein currently serves on the Board of Directors of Accuray Incorporated and has served as a director of Orasure Technologies Inc. from May 2006 to May 2011, Illumina, Inc. from June 2006 to May 2010, and Immucor, Inc. from December 2007 to February 2009. Dr. Goldstein holds a B.A. degree in biology from Rider University, and a M.S. degree in immunology and a Ph.D. degree in microbiology from St. John’s University. The determination was made that Dr. Goldstein should serve on our Board of Directors as a result of his extensive experience as a senior executive and as a chair of the board of directors of both publicly held and privately held biotechnology or pharmaceutical companies.

Martin Mattingly, Pharm.D., 59, has served as a director since June 2010. Since August 2012, Dr. Mattingly has served as a member of Tech Coast Angels, an angel investor group, and since December 2014 has served as a director of TRACON Pharmaceuticals, Inc. Previously, Dr. Mattingly served as the Chief Executive Officer of Trimeris, Inc., a biopharmaceutical company, from November 2007 until its merger with Synageva in November 2011. He also served on the Board of Directors of Trimeris, Inc. from November 2007 until November 2011. From 2005 to 2007, Dr. Mattingly was employed at Ambrx, Inc., a biopharmaceutical company, where he served as President and Chief Executive Officer. From 2003 to 2005, Dr. Mattingly served as Executive Vice President and Chief Operating Officer of CancerVax Corporation, a biotechnology company. From 1996 to 2003, he provided senior leadership in various management positions at Agouron Pharmaceuticals, Inc. and Pfizer, Inc., including serving as General Manager of the Agouron HIV division, Vice President, Product Development Group at Pfizer and Vice President, Global Marketing Planning at Pfizer. Dr. Mattingly holds a Pharm.D. degree from the University of Kentucky. The determination was made that Dr. Mattingly should serve on the Board of Directors as a result of his executive leadership experience in late-stage clinical development, public company expertise, and commercialization and business development experience with pharmaceuticals and biologics.

Stewart Parker, 60, has served as a director since March 2010. Ms. Parker served as the Chief Executive Officer of the Infectious Disease Research Institute, or IDRI, a nonprofit research organization focused on the development of products for the diagnosis, prevention, and treatment of neglected diseases from March 2011 to January 2014. Prior to IDRI, Ms. Parker managed the formation of Targeted Genetics Corporation, a biotechnology company, as a wholly owned subsidiary of Immunex Corporation, a biotechnology company, and served as its President and Chief Executive Officer and as a director from its spinout from Immunex Corporation in 1992 to November 2008. She served in various capacities at Immunex Corporation from August 1981 through December 1991, most recently as Vice President, Corporate Development. Ms. Parker currently serves on the Board of Directors of Sangamo BioSciences since June, 2014. She served on the Board of Directors and the executive committee of BIO, the primary trade organization for the biotechnology industry. Ms. Parker has also served as a director of Targeted Genetics Corporation from 1992 to November 2008 and Neose Technologies, Inc. from May 2005 to January 2009. Ms. Parker received her B.A. and M.B.A. degrees from the University of Washington. The determination was made that Ms. Parker should serve on our Board of Directors due to her executive leadership experience in development-stage clinical development, public company expertise, and business development experience for pharmaceuticals and biologics.

David Smith, 56, has served as a director since August 2010. Since June 2012 Mr. Smith has served as Chief Operating Officer of IntegenX, Inc., a molecular diagnostics company. From December 2006 to July 2011, Mr. Smith was the Executive Vice President and Chief Financial Officer of Thoratec Corporation, a medical device company. Mr. Smith served as the Vice President and Chief Financial Officer of Chiron Corporation from April 2003 to April 2006, as its Vice President, Finance from February 2002 to April 2003 and as its Vice President and Principal Accounting Officer from February 1999 to February 2002. Mr. Smith earned a B.A degree in economics and history from Willamette University and a M.B.A degree in finance from Golden Gate University. In the past five years, he served as a director and chair of the audit committee of Perlegen Sciences, Inc. from May 2006 to November 2009. The determination was made that Mr. Smith should serve on our Board of Directors due to his financial expertise and extensive experience as a senior executive at publicly held biotechnology companies.

Director Independence

Our Board of Directors has determined that each of our nominees for director, other than Mr. Cormack, is “independent” under the applicable Securities and Exchange Commission, or the SEC, rules and the criteria established by The Nasdaq Stock Market LLC., or NASDAQ.

Relationships Among Directors, Executive Officers and Director Nominees

There are no family relationships among any of our directors, executive officers or director nominees.

Stockholder Communication With the Board of Directors

Stockholders who are interested in communicating directly with members of the Board of Directors, or the Board of Directors as a group, may do so by writing directly to the member(s) c/o President, OncoGenex Pharmaceuticals, Inc., 19820 North Creek Parkway, Suite 201, Bothell, Washington 98011. The President will promptly forward to the Board of Directors or the individually named directors all written communications received at the above address that the Secretary considers appropriate.

Related-Party Transactions Policy and Procedure

Our Audit Committee is responsible for reviewing and approving all related-party transactions and conflict of interest situations involving a principal stockholder, a member of the Board of Directors or senior management. Our Code of Conduct and Business Ethics requires our executive officers and directors to report any conflicts of interest with our interests to our Audit Committee, and generally prohibits our executive officers and directors from conflicts of interest with our interests. Waivers of our Code of Conduct and Business Ethics with respect to an executive officer or director may only be granted by the Board of Directors or, if permitted by NASDAQ and any other applicable stock exchange’s rules, our Nominating and Governance Committee. We do not have a specific policy concerning approval of transactions with stockholders who own more than five percent of our outstanding shares.

Other than as disclosed below and in “Proposal 1,” “Compensation Discussion and Analysis” and “Executive Compensation,” from January 1, 2015 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was or is to be a party and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or any immediate family member of any of these individuals, had or will have a direct or indirect material interest.

In January 2016, Scott Cormack, our Chief Executive Officer, married Michelle Griffin, a consultant to our company. During 2015, we paid Ms. Griffin approximately $0.5 million for consulting services. We also granted Ms. Griffin options to purchase 37,500 shares of common stock and 18,750 restricted stock units in 2015.

Board of Directors’ Committees

The Board of Directors has established separately designated Audit, Compensation and Nominating and Governance Committees to assist it in performing its responsibilities. The Board of Directors designates the members of these committees and the committee chairs annually, based on the recommendations of the Nominating and Governance Committee in consultation with the Chief Executive Officer and the Chairperson of the Board of Directors. The Nominating and Governance Committee reviews committee assignments from time to time and considers the rotation of committee chairpersons and members with a view towards balancing the benefits derived from the diversity of experience and viewpoints of the directors. The Board of Directors has adopted written charters for each of these committees, which are available on our website at http://ir.oncogenex.com under “Corporate Governance.” The chairperson of each committee develops the agenda for that committee and determines the frequency and length of committee meetings.

Audit Committee and Audit Committee Financial Expert

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is currently comprised of David Smith (Chairperson), Jack Goldstein, Martin Mattingly and Stewart Parker, each of whom the Board of Directors has determined satisfies the applicable SEC and NASDAQ independence requirements for audit committee members. The Board of Directors has also determined that Mr. Smith is an “audit committee financial expert,” as defined by the applicable rules of the SEC. The Audit Committee held seven meetings during fiscal year 2015.

Audit Committee Responsibilities

The Audit Committee is responsible for, among other things:

•	reviewing the independence, qualifications, services, fees and performance of our independent registered public accounting firm;

•	appointing, replacing and discharging our independent registered public accounting firm;

•	pre-approving the professional services provided by our independent registered public accounting firm;

•	reviewing the scope of the annual audit and reports and recommendations submitted by our independent registered public accounting firm; and

•	reviewing our financial reporting and accounting policies, including any significant changes, with our management and our independent registered public accounting firm.

Please see the sections entitled “Report of the Audit Committee” and “Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm” for further matters related to the Audit Committee.

Compensation Committee

The Compensation Committee currently consists of Neil Clendeninn (Chairperson), Jack Goldstein and Martin Mattingly, each of whom the Board of Directors has determined satisfies the applicable SEC and NASDAQ independence requirements. In addition, each member of the Compensation Committee has been determined to be an outside director under Section 162(m), of the Internal Revenue Code of 1986, as amended, or the Code, and a non-employee director under Rule 16b-3 as promulgated under the Exchange Act. The Compensation Committee reviews and recommends to the Board of Directors the compensation for our executive officers and our non-employee directors for their services as members of the Board of Directors. The Compensation Committee does not have any explicit authority to delegate its duties. The Compensation Committee held eight meetings during fiscal year 2015.

In 2015, the Compensation Committee retained Radford, an Aon Hewitt company and a provider of compensation market intelligence to the technology and life sciences industries, to provide a report summarizing relevant benchmark data relating to industry-appropriate peers and make recommendations regarding base salary, target total cash (base salary plus target cash incentives) and the amounts and terms of long-term equity incentive awards for our executives as well as to benchmark and make recommendations regarding the initial and annual cash retainer amounts for directors and chairpersons of the Board of Directors and the various committees, as well as the amounts and terms of initial and annual long-term equity incentive awards for directors. No work performed by Radford during fiscal year 2015 raised a conflict of interest.

Please see the sections entitled “Compensation Discussion and Analysis” and “Director Compensation” for further matters related to the Compensation Committee and director and executive officer compensation matters.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Stewart Parker (Chairperson), Neil Clendeninn, Jack Goldstein and David Smith, each of whom the Board of Directors has determined satisfies the applicable SEC and NASDAQ independence requirements.

The Nominating and Governance Committee reviews, evaluates and proposes candidates for election to our Board of Directors, and considers any nominees properly recommended by stockholders. The Nominating and Governance Committee promotes the proper constitution of our Board of Directors in order to meet its fiduciary obligations to our stockholders, and oversees the establishment of, and compliance with, appropriate governance standards. The Nominating and Governance Committee held five meetings during fiscal year 2015.

Board of Directors Leadership Structure

Jack Goldstein, a non-employee independent director, has served as the Chairperson of the Board of Directors since March 2010. We do not currently have a policy mandating the separation of the roles of Chairperson and Chief Executive Officer. This allows the Board of Directors flexibility to determine whether the two roles should be combined or separated based on our needs and the Board of Directors’ assessment of its leadership from time to time. The Board of Directors, however, believes such separation is currently appropriate, as it enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the independence of the Board of Directors from management. In addition, by separating these roles, Mr. Cormack can focus his efforts on running our business and managing the day-to-day challenges that we are faced with, while allowing the Board of Directors to benefit from Dr. Goldstein’s extensive experience as a director of various public companies. The Board of Directors believes Dr. Goldstein is best suited to be Chairperson of the Board of Directors because of his extensive experience as a senior executive and as a chair of biotechnology and pharmaceutical company Boards of Directors.

The Chairperson of the Board of Directors is responsible for managing the Board of Directors’ business, including setting the agenda (with the input of directors and management), facilitating communication among directors, presiding at meetings of the Board of Directors and stockholders, serving as chairperson at each regularly scheduled Board of Directors meeting and providing support and counsel to the Chief Executive Officer. Pursuant to our Corporate Governance Guidelines, the Board of Directors is free to choose the Chairperson of the Board of Directors in any manner that is in our best interests at the time. The Corporate Governance Guidelines identify a number of non-exclusive factors for the Board of Directors to consider in the selection process, including the current size of our business, the composition of the Board of Directors, the current candidates for the position, applicable regulations and our succession planning goals.

Board of Directors’ Role in Risk Oversight

Consistent with our leadership structure, our management is charged with the day-to-day management of risks that we face or may face and provides our Board of Directors with quarterly risk assessment and mitigation strategy updates, while our Board of Directors and its committees are responsible for oversight of risk management. The Audit Committee has responsibility for oversight of financial reporting related risks, including those related to our accounting, auditing and financial reporting practices. In addition, the Audit Committee annually reviews and assesses the adequacy of our risk management policies and procedures with regard to identifying our management of financial risks, reviews the quarterly updates on these risks that are received from management, and assesses the adequacy of management’s implementation of appropriate systems to mitigate and manage financial risks. Furthermore, under our Code of Business Conduct and Ethics, the Audit Committee is responsible for considering reports of conflicts of interest involving officers and directors. The Nominating and Governance Committee oversees corporate governance risks, including implementing procedures to ensure that the Board of Directors operates independently of management and without conflicts of interest. In addition, the Nominating and Governance Committee oversees compliance with our Code of Business Conduct and Ethics. The Compensation Committee oversees risks associated with our compensation policies, plans and practices. The Audit Committee, the Nominating and Governance Committee and the Compensation Committee each report to the Board of Directors regarding the foregoing matters, and the Board of Directors approves any changes in corporate policies, including those pertaining to risk management.

The Board of Directors has also adopted a Whistle Blowing Policy, which provides a means by which concerns about actual and suspected violations of our Code of Business Conduct and Ethics and other public interest matters are to be reported. We recognize that individuals may not feel comfortable reporting a matter directly to the appropriate persons at the company and therefore the Whistle Blowing Policy provides a mechanism by which a person may report a matter to NASDAQ OMX Group Corporate Services, Inc., a third party retained by us. Under the policy, the Chairperson of the Audit Committee determines whether and, if so, how an investigation is to be conducted and, together with the full Audit Committee in certain instances, resolves reported violations. In all cases, a report of the outcome is to be made to the Board of Directors.

Risk Assessment of Compensation Programs

We have determined that our compensation policies, plans and practices are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on our company. To make this determination, our management reviewed the compensation policies, plans and practices for our executive officers, as well as for all other employees. We assessed the following features of our compensation, plans and practices: design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Based on this review, we believe that our compensation policies, plans and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

Director Nomination Process

Director Qualifications

Members of our Board of Directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with our values. In evaluating director nominees, the Nominating and Governance Committee considers a variety of factors, including, without limitation, the director nominee’s skills, expertise and experience, wisdom, integrity, the ability to make independent analytical inquiries, the ability to understand our business environment, the willingness to devote adequate time to Board of Directors’ duties, the interplay of the director nominee’s experience and skills with those of other directors, and the extent to which the director nominee would be a desirable addition to the Board of Directors and any committees of the Board of Directors. The Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. Additionally, in accordance with the applicable securities laws and NASDAQ requirements, a majority of the members of the Board of Directors must be “independent.” We do not have a policy regarding diversity, but the Nominating and Governance Committee does and will continue to consider each candidate’s experiences and qualities as described above and how these experiences and qualities complement the diversity of the Board of Directors.

Identification of Nominees by the Board of Directors

The Nominating and Governance Committee identifies nominees by first determining the desired skills and experience of a new nominee based on the qualifications discussed above. The Nominating and Governance Committee will solicit names for possible candidates from other directors, our senior level executives and individuals personally known to the directors, as well as third-party search firms. The Nominating and Governance Committee evaluates all possible candidates, including individuals recommended by stockholders, using the same criteria.

Stockholder Nominations

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors. The Nominating and Governance Committee will consider nominees properly recommended by stockholders. Stockholders wishing to submit nominations must provide timely written notice to our Corporate Secretary containing the following information:

•	the name and address of the stockholder proposing such business, which we refer to as a Nominating Person;

•	the class and number of our shares that are owned beneficially by the Nominating Person;

•	description of any agreement, arrangement or understanding with respect to Nominating Person and their respective affiliates or associates and each director nominee proposed by the Nominating Person;

•	description of any agreement, arrangement or understanding that has been entered into as of the date of the notice by the Nominating Person, whether or not such instrument or right is subject to settlement in underlying shares of capital stock of ours, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Nominating Person, with respect to securities of the corporation;

•	the Nominating Person is a holder of record of stock of ours entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

•	the Nominating Person intends to deliver a proxy statement and/or form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee or nominees;

•	with respect to each director nominee proposed by the Nominating Person, such nominee’s written consent to being named in our proxy statement as a nominee and to serving as a director, if elected; and

•	such other information regarding the Nominating Person and each nominee proposed by the Nominating Person as would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations or proxies for election of directors, or would be otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated under the Exchange Act.

To be timely, a Nominating Person’s notice in respect of a director nomination must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices, OncoGenex Pharmaceuticals, Inc., 19820 North Creek Parkway, Suite 201, Bothell, Washington 98011, not less than 90 nor more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. In the event, however, that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice must be delivered no more than 120 and not less than 90 days prior to the annual meeting or the close of business on the tenth day following the date which public disclosure of the date of such meeting is made.

Code of Ethics

We believe that sound corporate governance policies are essential to earning and retaining the trust of investors. We are committed to maintaining the highest standards of integrity. We have adopted a Code of Business Conduct and Ethics that is applicable to our principal executive officer, our principal financial officer and our principal accounting officer, as well as to all of our other employees and directors, and have posted such code on our website at http://ir.oncogenex.com/governance.cfm.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

The following persons are our 2016 director nominees, each of whom was recommended by the Nominating and Governance Committee and approved by the Board of Directors for nomination at the Annual Meeting:

•	Neil Clendeninn

•	Scott Cormack

•	Jack Goldstein

•	Martin Mattingly

•	Stewart Parker

•	David Smith

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If a nominee is unable to serve or for good cause will not serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. Each nominee has consented to being named in this Proxy Statement and to serve if elected. We do not expect that any nominee will be unable to serve or for good cause will not serve as a director. Each director is elected annually to serve until the next annual meeting of stockholders or until a successor has been duly elected and has qualified.

Our Board of Directors recommends that you that you use the enclosed WHITE proxy card (or follow the directions set forth in the WHITE proxy card to vote by telephone or via the Internet) to vote “FOR” the election of Neil Clendeninn, Scott Cormack, Jack Goldstein, Martin Mattingly, Stewart Parker and David Smith.

Our current directors are Neil Clendeninn, Scott Cormack, Jack Goldstein, Martin Mattingly, Stewart Parker and David Smith, all of whom served on the Board of Directors throughout 2015.

Biographies of our 2016 director nominees are located above under the heading “Board of Directors – General.”

Director Compensation Overview

The charter of the Compensation Committee provides that the Compensation Committee is to recommend to the Board of Directors matters related to director compensation. The director compensation package for non-employee directors consists of annual cash compensation and an award of restricted stock units and stock options exercisable to purchase shares of our common stock. None of our employees are entitled to receive compensation for service as a director. Our director compensation policy for fiscal year 2015 is set forth below under the heading “Director Compensation Policy – 2015 Director Compensation”.

Peer Group Used for Benchmarking 2015 Compensation

Our management regularly reviews peer group data compiled by Radford to determine whether total direct compensation and each component of the compensation package are approximately equal to the targeted 50th percentile for director compensation of our peer company list. Based on this review, management makes recommendations to the Compensation Committee that they deem necessary to align director compensation with the foregoing peer group target. The peer group companies are amended from time to time at the discretion of the Board of Directors.

The evaluation of peer group companies for purposes of establishing director compensation for fiscal year 2015 occurred in June 2014. In consideration of our market capitalization and number of employees at that time, the Compensation Committee recommended, and the Board of Directors approved, a peer group based on the following characteristics:

•	pre-commercial biotechnology/biopharmaceutical companies at a similar stage of drug development (Phase II to Phase III)

•	companies located in biotechnology hub markets (Seattle, San Francisco, San Diego and Boston) to reflect the recruiting market for executive talent;

•	companies with market values generally under $300 million; and

•	companies with generally less than 200 employees.

Research and development spending, available cash and enterprise value were also examined as additional metrics to help determine appropriate peer companies.

Based on the foregoing criteria, and the recommendations of Radford, the Compensation Committee recommended, and the Board of Directors approved, the following peer group for purposes of establishing our current director compensation policy:

Amicus Therapeutics, Inc.	MediciNova, Inc.
Anthera Pharmaceuticals, Inc.	Onconova Therapeutics, Inc.
ArQule Inc.	Oncothyreon Inc.
Aveo Pharmaceuticals, Inc.	OXiGENE, Inc.
Celator Pharmaceuticals, Inc.	Rexahn Pharmaceuticals, Inc.
Celsion Corporation	Rigel Pharmaceuticals, Inc.
Conatus Pharmaceuticals Inc.	Sunesis Pharmaceuticals, Inc.
Cyclacel Pharmaceuticals, Inc.	Targacept, Inc.
Galena BioPharma, Inc.	Threshold Pharmaceuticals, Inc.
GTx, Inc.	Vical Incorporated
Kalobios Pharmaceuticals, Inc.

Director Compensation Policy

2015 Director Compensation

As part of its evaluation of compensation levels for the 2015 fiscal year, the Compensation Committee recommended and the Board of Directors approved the retention of Radford to review compensation levels of our independent directors and committee members. Radford was instructed to benchmark and make recommendations regarding the initial and annual retainer amounts for directors and chairpersons of the Board of Directors and the various committees, as well as the amounts and terms of initial and annual long-term equity incentive awards for directors. As a result in the decline of our market capitalization and based on peer group analyses, the Board of Directors decided that the compensation for non-employee directors in connection with their service on the Board of Directors and its committees would not be increased for 2015. Accordingly, 2015 director compensation policy was as follows:

•	An annual retainer of $65,000 was paid to the Chairperson of the Board of Directors or the lead director and $40,000 was paid to all other non-employee directors, together with an excess meeting fee of $2,000 for each meeting held over 10 annual meetings. These retainers were paid in four quarterly installments. Each quarterly payment was conditioned on the director remaining a director on the date of actual payment, which was typically within 10 days following the completion of the respective calendar quarter.

•	Additional annual cash compensation for the chairpersons and members of each committee as set forth in the following table and paid on the same schedule and on the same terms as the non-employee director compensation described above:

	Chairperson	Other Members
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Governance Committee	$10,000	$5,000

•	New directors would have receive a one-time initial grant of stock options to acquire 8,000 shares of our common stock upon becoming a director, which would vest over three years, with one-third vesting at each of the first, second and third anniversaries of the date of grant. In addition, new directors also would have received an initial grant of restricted stock units, or RSUs, to acquire 4,000 shares of our common stock which would vest over three years.

•	Each director that is re-elected by our stockholders at an annual meeting received a grant of stock options to acquire 5,000 shares of common stock and RSUs to acquire 2,500 shares of common stock, with the Chairman of the Board receiving additional RSUs to acquire 2,500 shares of common stock, promptly following re-election. Any director who was appointed or elected to the Board of Directors for the first time, and who received an initial stock option and RSU grant, would have received a first annual stock option and RSU grant in an amount equal to the product of the number of shares of common stock that would otherwise be subject to such annual stock option and RSU grant multiplied by the fraction of a year during which the director served on the Board of Directors immediately preceding the date of the annual meeting. Each annual stock option and RSU grant vests in full on the earlier of the first anniversary of the date of grant or the date immediately prior to our next annual meeting of stockholders.

Director Compensation Paid for 2015

The following table summarizes all compensation paid to or earned by our non-employee directors as compensation for board service during the 2015 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Restricted Stock Units ($) (1) (2)	Total ($)
Neil Clendeninn	60,000	5,217	4,725	69,942
Jack Goldstein	87,500	5,217	9,450	102,167
Martin Mattingly	57,500	5,217	4,725	67,442
Stewart Parker	60,000	5,217	4,725	69,942
David Smith	65,000	5,217	4,725	74,942

(1)	The dollar amounts reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 718 for stock-based compensation. These amounts do not correspond to the actual cash value that will be recognized by the directors when received. Assumptions used in the calculation of the amounts in this column are included in note 10 to our audited consolidated financial statements included in our 2015 Annual Report on Form 10-K. As of December 31, 2015, the following directors had the following number of options and RSUs outstanding:

•	Neil Clendeninn: 34,260 options, of which 29,260 were vested as of December 31, 2015, and 2,500 RSUs.

•	Jack Goldstein: 27,961 options, of which 22,961 were vested as of December 31, 2015, and 5,000 RSUs.

•	Martin Mattingly: 28,000 options, of which 23,000 were vested as of December 31, 2015, and 2,500 RSUs.

•	Stewart Parker: 27,961 options, of which 22,961 were vested as of December 31, 2015, and 2,500 RSUs.

•	David Smith: 28,000 options, of which 23,000 were vested as of December 31, 2015, and 2,500 RSUs.

(2)	These options and RSUs were granted on May 21, 2015 under our 2010 Performance Incentive Plan and vest 100% on the earlier of the one-year anniversary of the date of grant or the day immediately prior to the 2016 Annual Meeting of Stockholders.

Our Board of Directors does not endorse any director nominee of VCM Group, LLC and urges you not to sign or return any proxy card that may be sent to you by VCM. Please note that voting to “WITHHOLD” with respect to any of VCM’s nominees on a proxy card supplied by or on behalf of VCM is not the same as voting for the Board of Directors’ nominees because a vote to “WITHHOLD” with respect to any of nominees on VCM’s proxy card will revoke any proxy you previously submitted. If you have already voted using VCM’s proxy card, you have the right to change your vote by voting via the Internet or by telephone by following the instructions on the WHITE proxy card, or by completing and mailing the enclosed WHITE proxy card in the enclosed pre-paid envelope. Only the latest validly executed proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Revocability of Proxies” on page [2]. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, The Proxy Advisory Group, LLC, toll free at 888-557-7699.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

REPORT OF THE AUDIT COMMITTEE

In connection with the consolidated financial statements for the fiscal year ended December 31, 2015, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management;

•	discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees”; and

•	received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board of Directors at the March 7, 2016 meeting of the Board of Directors that the audited consolidated financial statements for the 2015 fiscal year be included in our Annual Report on Form 10-K filed with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

David Smith, Chairperson

Jack Goldstein

Martin Mattingly Stewart Parker

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent specifically incorporated by reference in such filing.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Proxies solicited by management for which no specific direction is included will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. In the event that the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its selection.

Fees Billed by Independent Registered Public Accounting Firm

The following is a summary of the fees billed by our independent registered public accounting firm for the fiscal years ended December 31, 2015 and December 31, 2014 for professional services rendered to us:

Fee Category	Fiscal 2015 Fees(1)		Fiscal 2014 Fees(1)
Audit Fees	$217,500	(2)	$331,816	(2)
Audit-Related Fees	—		—
Tax Fees	—		—
All Other Fees	—		—

Total Fees	$217,500		$331,816

(1)	Accountant fees and services charged by Ernst & Young LLP are paid in Canadian dollars and shown in USD. For fiscal 2015, the fees were CDN$290,000 and was converted at an average exchange rate of US$1.00 = CDN$1.3333. For fiscal 2014, the fees were CDN$366,500 and was converted at an average exchange rate of US$1.1045.
(2)	Audit Fees for 2015 and 2014 are fees billed and to be billed for the audit of our consolidated financial statements, review of the consolidated financial statements included in our quarterly reports, and for services in connection with regulatory filings and engagements.

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports on Form 10-Q that are filed with the SEC.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, including accounting consultations and fees related to registration of securities.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. For audit services, our independent registered public accounting firm typically provides audit service detail in advance of the second quarter meeting of the Audit Committee, which outlines the scope of the audit and related audit fees. If agreed to by the Audit Committee, an engagement letter is formally accepted by the Audit Committee.

For non-audit services, our senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage our independent registered public accounting firm to provide for the fiscal year. Our senior management and our independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by our independent registered public accounting firm pursuant to this pre-approval process.

For the 2014 and 2015 fiscal years, the Audit Committee approved all of the services provided by Ernst & Young LLP described above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to:

•	attract and retain the most talented and dedicated executives possible;

•	align our executive officers’ incentives with stockholder value creation;

•	correlate annual and long-term cash and stock incentives to achievement of measurable strategic performance objectives; and

•	increase the percentage of executive compensation that is performance-based, and therefore at-risk, as an executive’s experience, unique expertise and criticality of role increases.

To achieve these objectives we have established compensation programs that tie a substantial portion of each executive’s overall compensation to key strategic operational and financial goals such as the development of our product candidates, the establishment and maintenance of key strategic relationships, and the identification and advancement of additional product candidates. The Compensation Committee’s approach emphasizes the setting of compensation at levels the committee believes are competitive with executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance and our own strategic goals. Our annual cash incentives and a portion of our longer term incentives, such as our performance-based equity awards, are tied to our achievement of corporate operating goals. We believe that successful execution against goals is the best way to enhance long-term stockholder value. Overall, our pay programs attempt to balance cash and equity to reward both short- and long-term performance.

Compensation Determination Process and the Role of Executive Officers in Compensation Decisions

The compensation review process is conducted in January in order to facilitate the comparison of corporate objectives against our full year performance. The Chief Executive Officer provided a presentation regarding our current compensation philosophies and programs to the Compensation Committee with the remaining members of the Board of Directors invited to attend. Typically, the Chief Executive Officer produces an executive compensation review for each Named Executive Officer, excluding the Chief Executive Officer, which includes recommendations for:

•	base salary for the upcoming year;

•	year-end cash incentive award, if any, under the terms of our discretionary short-term incentive awards program, or STIP, based on the achievement of corporate objectives; and

•	annual equity awards of stock options and restricted stock units, or RSUs.

The Chief Executive Officer may also recommend other changes to an executive’s compensation package, such as changes in the executive’s eligibility for cash incentives. The Compensation Committee evaluates and, if determined appropriate or advisable, revises the Chief Executive Officer’s recommendations and forwards its own recommendations to the Board of Directors, which may in turn suggest further revisions.

The Compensation Committee also meets in executive sessions without the Chief Executive Officer present to discuss the Chief Executive Officer’s compensation, including base salary, year-end cash incentive award and annual stock option grant, and to make recommendations regarding such compensation to the Board of Directors. The Board of Directors considers the Compensation Committee’s recommendations with respect to the Chief Executive Officer in executive session and provides feedback to the Compensation Committee. With the exception of executive sessions of the Compensation Committee and the Board of Directors to review, recommend and approve the Chief Executive Officer’s compensation, the Chief Executive Officer is generally present at all deliberations of the Compensation Committee and the Board of Directors related to executive compensation.

During the first meeting following the completion of the fiscal year, the Chief Executive Officer recommends to the Compensation Committee the corporate objectives to be adopted under the terms of the STIP for the upcoming year. The Compensation Committee evaluates and may revise the Chief Executive Officer’s recommendations and forwards its own recommendations to the Board of Directors, which may in turn suggest further revisions.

The Compensation Committee makes final determinations with respect to the award of cash incentives under the STIP and all annual equity awards. The Board of Directors, after reviewing the recommendations of the Compensation Committee, makes final determinations with respect to the cash incentives to the executive officers and the Chief Executive Officer, as well as the corporate objectives under the STIP. From time to time at the request of the Compensation Committee, members of our executive management team, including representatives from finance, legal and human resources, may provide information to the Compensation Committee and attend all or a portion of certain of the committee’s meetings.

Benchmarking of Executive Compensation

We participate annually in Radford’s Compensation Survey and in return we receive the Compensation Survey results. Additionally, every year or at the direction of the Compensation Committee, our management reviews peer group data compiled by Radford to determine whether total direct compensation and each component of the compensation package are approximately equal to the targeted 50th percentile for executive officer compensation of our peer group. The peer group companies are amended from time to time at the discretion of the Board of Directors and based on Radford recommendations. In 2014, our Compensation Committee engaged Radford to review compensation levels and executive agreements of our executive officers and to provide a report summarizing relevant benchmark data and making recommendations as to executive compensation levels. Radford’s review included benchmarking the base salary, target total cash (base salary plus target cash incentives) and long-term incentives of our executives with industry-appropriate peers based on the following characteristics:

•	pre-commercial biotechnology/biopharmaceutical companies at a similar stage of drug development (Phase II to Phase III)

•	companies located in biotechnology hub markets (Seattle, San Francisco, San Diego and Boston) to reflect the recruiting market for executive talent;

•	companies with market values generally under $300 million; and

•	companies with generally less than 200 employees.

In addition, Radford also examined research and development spending, cash on-hand and enterprise value as additional metrics to help determine appropriate peer companies.

The peer group recommended by Radford in 2014 and approved by the Compensation Committee and the Board of Directors for the evaluation of compensation levels for the 2015 fiscal year, after a comprehensive review, analysis and discussion regarding Radford’s recommendations, is comprised of the companies set forth below.

Amicus Therapeutics, Inc.	MediciNova, Inc.
Anthera Pharmaceuticals, Inc.	Onconova Therapeutics, Inc.
ArQule Inc.	Oncothyreon Inc.
Aveo Pharmaceuticals, Inc.	OXiGENE, Inc.
Celator Pharmaceuticals, Inc.	Rexahn Pharmaceuticals, Inc.
Celsion Corporation	Rigel Pharmaceuticals, Inc.
Conatus Pharmaceuticals Inc.	Sunesis Pharmaceuticals, Inc.
Cyclacel Pharmaceuticals, Inc.	Targacept, Inc.
Galena BioPharma, Inc.	Threshold Pharmaceuticals, Inc.
GTx, Inc.	Vical Incorporated
Kalobios Pharmaceuticals, Inc.

Radford reports directly to our Compensation Committee and does not provide any services to us other than the services provided to the Compensation Committee and the preparation and delivery of their compensation survey, for which we pay a nominal fee. Our Compensation Committee believes that Radford does not have any conflicts of interest in advising the Compensation Committee under applicable SEC or NASDAQ rules.

Benchmarking in the Context of Our Other Executive Compensation Principles

In establishing executive compensation, the Compensation Committee focuses on a range around the 50th percentile of peer group benchmarking for each of base salary, target total cash (base salary plus target cash incentives) and long-term incentives for each similarly situated executive, which the Compensation Committee believes provides the tools to allow a company of our size to attract, compete for and retain the type of executives necessary for us to achieve our goals but conserve our cash and equity as much as possible.

The Compensation Committee realizes, however, that using a peer benchmark is neither the only means for gathering and validating market data nor the only criteria for establishing executive pay. In instances where an executive officer is uniquely critical to our success, the Compensation Committee may provide compensation in excess of the benchmark. Upward or downward variations for base salary and long-term incentives may also occur as a result of the individual’s experience level, the balance of the individual’s different elements of compensation, market factors and other strategic considerations, which we refer to below as compensation factors. Additional market surveys, such as the Radford Global Life Sciences Survey, which reports compensation practices of a broad range of life science companies, are also utilized in determining market competitive compensation. The Compensation Committee believes that, given the competitiveness of our industry and our company culture, our base compensation, cash incentives and equity programs are flexible, reward the achievement of clearly defined corporate goals and are generally sufficient to retain our existing executive officers and to hire new executive officers when necessary.

Elements of Executive Compensation

We have designed and implemented compensation policies that have historically allowed us to recruit both in our geographic areas of operation, which are Seattle, Washington and Vancouver, British Columbia, and other areas. We seek to implement and utilize compensation policies that balance fixed and variable pay costs for a long-term, sustainable approach to talent acquisition and retention. Our executive compensation consists of base salary, cash incentives and stock option and RSU grants, each of which is discussed in detail below.

Base Salary

We provide an annual salary based on comparable market data for level of responsibility, expertise, skills, knowledge, experience, our unique organizational requirements and desire to maintain internal equity. When establishing executive compensation for 2015, the Compensation Committee focused on the respective peer group market survey as well as the Radford Global Life Sciences Survey for base salaries and incentive compensation. The executive base salary program targets a range around the 50th percentile of salaries for executives with the requisite skills in similar positions with similar responsibilities at comparable companies. In reviewing base salaries annually, the Compensation Committee also considers the role, overall value and contribution each executive makes to the achievement of our objectives. Executives may be compensated below or above that range based on the compensation factors described above. The Compensation Committee reviews base salaries in the first quarter of each year and may make adjustments from time to time to realign salaries with market levels after taking into account the compensation factors.

Cash Incentives

The STIP provides an annual opportunity for our Named Executive Officers to receive a discretionary cash bonus (stated as a percentage of each officer’s salary) based on performance related to corporate objectives established by the Board of Directors. The STIP, when combined with each executive’s base salary, is designed to provide total target cash compensation within a range around the 50th percentile of our peer group, subject to adjustment for the compensation factors described above. For any given year, these objectives may relate to operational, strategic or financial factors such as developing our product candidates, establishing and maintaining key strategic relationships, raising or maintaining certain levels of capital, improving our results of operations or increasing the price per share of our common stock. The Compensation Committee alone determines achievement level of corporate objectives as it relates to incentive compensation for executive officers. If corporate objectives are not achieved at a 100% level, the Compensation Committee may determine that the corporate objectives were not achieved or, in its sole discretion, may determine that such objectives were partially achieved. The Compensation Committee may award bonuses based on the foregoing determinations or, after considering market conditions, our financial position or other factors, the Compensation Committee may, in its sole discretion, determine not to award any bonuses or to award bonuses at less than maximum eligibility. Cash bonuses paid do not exceed the maximum eligibility amount provided for under the table “Fiscal 2015 Grants of Plan-Based Awards”.

Equity Awards

Our 2010 Performance Incentive Plan provides alternative forms of long-term incentives for our executive officers, including stock options with time-based vesting, which require the market value of our common stock to increase before they are valuable, and RSUs with time-based vesting. We do not use a targeted split of cash and equity when setting compensation for our executive officers.

The number of stock options granted is discretionary, but is based on our benchmarking principles described above. The value earned on any grant varies with the stock price over the option term. In large part due to the length of product development cycles, it is critical for our business to align the interests of executive officers and stockholders, and to retain executive officers by means of what we hope will be long-term wealth creation in the value of their stock options and RSUs, which have vesting provisions that encourage continued employment. We elect to use stock options as a portion of our long-term equity incentive vehicle. Stock option grants are made at the commencement of employment, may be made annually and, occasionally, may be made following a significant change in job responsibilities or to meet other special objectives, including strategic goals and retention. Additionally, annual stock option grants typically occur the later of the filing of our annual report on Form 10-K for the most recently completed year, or the first trading day in which we are not in a blackout period, and are targeted around the 50th percentile of our peer group (in terms of market value), subject to adjustment for the compensation factors described above and the availability of equity under our equity-based compensation plans. We expect to continue to use stock options as a long-term incentive vehicle because:

•	stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership and focus the management team on increasing value for our stockholders;

•	stock options help to provide a balance to the overall executive compensation program as base salary and our cash incentive compensation program focus on nearer-term achievements, while the grant and vesting of stock options is intended to focus executive efforts towards increasing stockholder value over the longer term;

•	the vesting period of stock options encourages executive retention as long as the options remain in the money; and

•	we believe the use of stock options assists us in making our compensation package attractive to current and potential executive candidates, while conserving cash.

We also award RSUs based on a desire to reduce short-term dilution and stock plan share usage. RSUs provide the right to receive a specified number of shares of our common stock at no cost to the employee if the employee remains employed by us on the date the RSUs vest. The compensation value of RSUs does not depend solely on future stock price increases. Additionally, the value of unvested RSUs provides a significant retention incentive and maintains alignment between the interests of stockholders and of management. Although its value may increase or decrease with changes in the stock price during the period before vesting, an RSU will have value in the long term, while the entire compensation value of a stock option depends on future stock price appreciation. Accordingly, RSUs can deliver significantly greater share-for-share compensation value at grant than stock options, and we can offer comparable compensation value with fewer shares and less dilution for our stockholders.

Stock Ownership Guidelines

Although stock option grants encourage equity ownership, we currently do not require our directors or executive officers to own a particular number of shares of our common stock. The Compensation Committee believes that stock, option and RSU holdings among our directors and executive officers are sufficient at this time to align this group’s interests with those of our stockholders.

Perquisites

In 2015, our executive officers located in Canada participated in the same group insurance and employee benefit plans as our other salaried employees in Canada and our executive officers located in the United States participate in the same group insurance and employee benefit plans as our other salaried employees in the United States. Tax preparation services are paid for executive officers who owe additional tax liabilities incurred by working in non-resident countries. At this time, we do not provide other special benefits or other perquisites to our executive officers.

2015 Officer Compensation

Salary

Scott Cormack became our Chief Executive Officer and President in 2008. His leadership has helped us develop two product candidates that are being evaluated in Phase 3 and Phase 2 clinical studies. With respect to the 2015 fiscal year, based on the final survival results for our Phase 3 SYNERGY trial, as well as a comprehensive review, analysis and discussion of the salaries of executives as reported by Radford Executive Compensation Report in 2014, our Compensation Committee decided to set Mr. Cormack’s base salary for 2015 at US$541,383, which is between the 50th and 75th percentiles of our peer company survey from 2014. After removing the timing differences in foreign exchange and adjusting for allocation of time between our U.S. and Canadian operations, Mr. Cormack’s 2015 base salary of US$541,383 would be the equivalent of his 2014 base salary of CDN$552,210, and therefore, represented no change year over year.

Dr. Cindy Jacobs is our Executive Vice President and Chief Medical Officer. In determining her base salary for 2015, the Compensation Committee considered Dr. Jacobs’ important role in furthering the development of our clinical assets and extensive experience in obtaining U.S. Food and Drug Administration approval for oncology product candidates, as well as her instrumental role in partnering, alliance management and strategic discussions. Based on the final survival results for our Phase 3 SYNERGY trial, as well as a comprehensive review, analysis and discussion of the salaries of executives as reported by Radford in 2014, our Compensation Committee decided to leave Dr. Jacobs’ base salary for 2015 unchanged at $413,225, which is at the 75th percentile of our peer company survey from 2014.

John Bencich became our Vice President and Chief Financial Officer effective August 11, 2014. In determining Mr. Bencich’s base salary for 2015, the Compensation Committee took into account his financial and accounting background and his corporate development expertise. Based on a comprehensive review, analysis and discussion of the salaries of executives as reported by Radford in June 2014, Mr. Bencich’s base salary for 2015 was increased to $307,500 to be more aligned with our compensation philosophy to target the 50th percentile. Mr. Bencich’s salary was previously below the 50th percentile due to his relatively short tenure with the company and limited prior experience as a public company chief financial officer. As a result of the increase, Mr. Bencich’s salary is slightly below the 50th percentile of salaries for chief financial executives in our peer group as reported by Radford in 2014.

Cash Incentives

In accordance with the Compensation Committee’s goal to target compensation around the 50th percentile of our peer group as described further in the section entitled “Benchmarking of Executive Compensation” and based on a comprehensive review, analysis and discussion of the Radford report, each Named Executive Officer’s bonus potential for 2015, was as follows:

Executive Officer	Short-Term Incentive Award Eligibility
Scott Cormack, Chief Executive Officer and President	55% of salary
Cindy Jacobs, Chief Medical Officer and Executive Vice President	40% of salary
John Bencich, Vice President and Chief Financial Officer	35% of salary

In the first quarter of 2015, the Board of Directors adopted the following 2015 corporate objectives under the STIP:

Corporate Objectives	Weighting
Ensure that the Company has sufficient working capital at the end of 2015 and strive to achieve our corporate objectives ahead of schedule or achieve additional advancements within budgetary constraints	15%
Advance custirsen through clinical development and increase awareness of the product candidate through data presentation and publication	45%
Advance apatorsen through clinical development and increase awareness through data presentation and publication	35%
Continuously assess strategic alternatives in support of corporate mission	5%

The Board of Directors selected these particular corporate objectives based on its judgment that they represented areas over which the Named Executive Officers have significant operational control and on which the Board of Directors believed they should focus to move our strategic plan forward and enhance stockholder value during 2015. The total weighting of corporate objectives under the 2015 STIP was a target of 100%.

Performance Against 2015 Corporate Objectives

The Compensation Committee determined that 50% of the corporate objectives for 2015 were achieved largely due to the fact that the AFFINITY trial did not meet its subpopulation endpoint. The award of 50% reflects the Committee’s assessment that the first objective was fully met, a portion of the second objective related to custirsen was met, specifically that the Enspirit trial met the futility requirements required to continue the trial, the third objective was partially met and the last objective was not met. Accordingly, Mr. Cormack, Dr. Jacobs and Mr. Bencich were paid 50% of their target bonus under the STIP as set forth below.

Executive Officer	Dollar Value of Incentive Award	Incentive Award as a Percentage of Target
Scott Cormack, Chief Executive Officer and President	$148,890	50%
Cindy Jacobs, Chief Medical Officer and Executive Vice President	$82,650	50%
John Bencich Vice President and Chief Financial Officer	$53,820	50%

Long-Term Incentive Awards

Stock option grants are discretionary based on the Compensation Committee’s analysis of employee achievement of company-wide and individual objectives and our benchmarking principles. The Compensation Committee determined to award each Named Executive Officer non-qualified stock options to acquire shares of our common stock and RSUs pursuant to the terms and conditions of the 2010 Performance Incentive Plan. In each case, the Compensation Committee considered and evaluated the Radford report, the compensation factors described above and the amount of equity available for grant under our 2010 Performance Incentive Plan.

The number of stock options granted was calculated using an option grant dollar value (based on a Black-Scholes model) and was compared against the percentage of total equity ownership in order to ensure that the recommendations were within the benchmarks described below. Each option was granted with a ten-year term and an exercise price equal to the closing price of our common stock on NASDAQ on the date of grant.

The number of time-based RSUs granted were calculated using a 30-day average stock price. Based on a comprehensive review, analysis and discussion of the equity awards reported in the Radford 2014 Report, the aggregate value of stock options and time-based RSUs were established at a level targeted to achieve the 50th percentile of our peer group. The Compensation Committee believes this target appropriately balances our long-term retention objectives and potential dilution. The RSUs vest annually over four years beginning on January 1, 2015. The Compensation Committee determined not to establish performance RSUs for 2015 on the basis that performance RSUs established in previous years already provided incentives for the material milestones expected to occur in 2015. For 2016, all awards issued were performance-based.

Advisory Vote on Executive Compensation

In 2011 and 2014, we held advisory say-on-pay votes to approve the compensation of our executive officers, with approximately 98% and 95%, respectively, of the votes cast in favor of our executive compensation program. In light of the support by our stockholders of our executive compensation program, the Compensation Committee did not make any significant changes to our 2015 executive compensation program.

In addition, at our 2011 annual meeting of stockholders, a majority of our stockholders voted in favor of an advisory vote on executive compensation every three years, and, accordingly, our Board of Directors determined that we will hold an advisory vote on executive compensation at our annual meeting of stockholders every three years. We expect to hold the next vote on executive compensation at the 2017 annual meeting of stockholders.

Other Policies and Considerations

Internal Pay Equity

The Compensation Committee reviewed the 2014 Radford report on compensation and concluded that total compensation for a company’s chief executive officer is generally higher than the total compensation for either its chief financial officer or chief medical officer, and that the total compensation of the chief medical officer is generally higher than the total compensation of the chief financial officer. The relative total compensation for our executive officers for 2015 followed the same pattern observed in the Radford report, with our Chief Executive Officer receiving the highest total compensation, followed by our Chief Medical Officer and then our Vice President and Chief Financial Officer. Our ordinal pay ranking is consistent with comparable companies, and as each component of compensation for each executive officer is determined in relation to the 50th to 75th percentile of officers holding positions having similar responsibilities at comparable companies, the Compensation Committee believes that relative compensation among our executive officers is appropriate and consistent with maintaining internal pay equity.

Relationship Between Compensation Elements

Each element of executive officer compensation was determined with reference to the 50th to 75th percentile of the same element paid to executive officers holding the similar position at comparable companies. Therefore, no objective formula was utilized when determining the relative proportion of salary, cash incentive or equity awards relative to each other or to total compensation.

Employment Agreements and Termination Benefits

The employment agreement for each executive officer contains provisions related to termination and change of control. When establishing the termination and change of control provisions of the employment agreements, the Compensation Committee and the Board of Directors considered the Radford report, which provided recommendations to the Compensation Committee regarding the termination and change of control provisions for each executive officer based on publicly available information regarding the practices of our peer group, policy statements made by significant investor groups and an analysis of current market trends. We provide change in control protections to our officers to alleviate concerns regarding the possible occurrence of such a transaction, allowing them to focus their attention on our business. In addition, these protections encourage executives to remain with us during the threat or negotiation of a change in control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction. The specific terms of the termination and change of control arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of the end of 2015, are described in detail in the section below entitled “Executive Compensation—Potential Cost of Termination Payments.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal year 2015 served as one of our officers, former officers or employees nor received directly or indirectly compensation from the Company, other than in the capacity as a member of our Board and Compensation Committee. There was no direct or indirect control by the members of the Compensation Committee of the Company. No member of the Compensation Committee, directly or indirectly, is the beneficial owner of more than 10% of the Company’s equity, nor are they an executive officer, employee, director, general partner or a managing member of one or more entities that are together the beneficial owners of more than 10% of the Company’s equity. The Compensation Committee members are not aware of any business or personal relationship between (i) a member of the Compensation Committee and any person who has provided or is providing advice to the Compensation Committee; and (ii) an executive officer of the company and any firm or other person who is employed or is employing such person to provide advice to the Compensation Committee. During fiscal year 2015, none of our executive officers served as a member of the compensation committee of any other entity, one of whose executive officers served as a member of our Board of Directors or Compensation Committee, and none of our executive officers served as a member of the board of directors of any other entity, one of whose executive officers served as a member of our Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the our 2015 Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Neil Clendeninn, Chairperson
Jack Goldstein
Martin Mattingly

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent specifically incorporated by reference in such filing.

EXECUTIVE COMPENSATION

During the 2015 fiscal year, our Named Executive Officers and their respective positions were as follows: Scott Cormack, Chief Executive Officer, President, Treasurer and Secretary; Cindy Jacobs, Ph.D., M.D., Executive Vice President and Chief Medical Officer; and John Bencich, Vice President and Chief Financial Officer.

Mr. Cormack, Dr. Jacobs and Mr. Bencich are referred to as our Named Executive Officers for purposes of this Proxy Statement.

The following table provides information regarding our current executive officers as of April [        ], 2016.

Name	Age	Position With the Company
Scott Cormack,	50	President, Chief Executive Officer, Treasurer, Secretary and Director
Cindy Jacobs,	58	Executive Vice President and Chief Medical Officer
John Bencich,	39	Vice President and Chief Financial Officer

Following are the biographies of the foregoing persons, except the biography of Mr. Cormack, which is located above under the heading “Board of Directors—General.”

Cindy Jacobs, Ph.D., M.D., 58 has served as our Executive Vice President and Chief Medical Officer since August 2008, and had been Executive Vice President and Chief Medical Officer of OncoGenex Technologies Inc. from September 2005 to August 2008. From 1999 to July 2005, Dr. Jacobs served as Chief Medical Officer and Senior Vice President, Clinical Development of Corixa Corporation. Prior to 1999, Dr. Jacobs held Vice President, Clinical Research positions at two other biopharmaceutical companies. Dr. Jacobs received her Ph.D. degree in Veterinary Pathology/Microbiology from Washington State University and an M.D. degree from the University of Washington Medical School.

John Bencich, 39, has served as our Vice President and Chief Financial Officer since August 2014. Mr. Bencich joined us from Integrated Diagnostics, Inc., a molecular diagnostics company, where he served as Chief Financial Officer from September 2012 to August 2014. Prior to joining Integrated Diagnostics, he served as Chief Financial Officer of Allozyne, Inc. since July, 2011. Mr. Bencich was an independent consultant from November 2010 until he joined Allozyne. He served as the Vice President, Chief Financial Officer and Treasurer of Trubion Pharmaceuticals, Inc., a biotechnology company, from November 2009 until its acquisition by Emergent BioSolutions Inc. in October 2010. Mr. Bencich served as Trubion’s Senior Director of Finance and Accounting from May 2007 through November 2009. From September 2004 to April 2007, Mr. Bencich was an employee of Onyx Software Corporation, a software company, where he last served as Director of Finance and Corporate Controller. From 1999 to 2004, Mr. Bencich was an employee of Ernst & Young LLP, an international professional services firm, where he last served as a manager. Mr. Bencich received a B.A. in Accountancy from the University of San Diego and an M.B.A. from Seattle University. Mr. Bencich received his Certified Public Accountant Certification from the State of Washington and currently holds an active license.

Summary Compensation Table

The following table sets forth information regarding the compensation of our Named Executive Officers for each of the fiscal years ended December 31, 2015, 2014 and 2013. The components of the compensation reported in the Summary Compensation Table are described below. Additional information on the components of the total compensation package, including a discussion of the proportion of each element to total compensation, is discussed in “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Scott Cormack, President and Chief Executive Officer	2015 2014 2013	541,383 497,153 503,719	(2) (3)	— — —	69,750 655,320 552,986	79,473 410,321 324,065	148,890 156,324 207,843	839,496 1,719,118 1,588,613
Cindy Jacobs, Executive Vice President and Chief Medical Officer	2015 2014 2013	413,225 413,225 403,142		— — —	34,875 348,325 338,783	39,737 205,161 172,835	82,650 86,777 120,942	570,487 1,053,488 1,035,702
John Bencich, Vice President and Chief Financial Officer	2015 2014	307,500 118,269 —		— 20,000 —	23,250 63,400 —	26,491 93,328 —	53,820 18,512 —	411,061 313,509 —

(1)	The dollar amounts in this column reflect the aggregate grant date fair value of equity awards granted during the fiscal year in accordance with FASB Accounting Standards Codification Topic 718 for stock-based compensation. For performance-based RSUs awarded in 2014, the dollar amounts also reflect the value at the grant date based upon the probable outcome of such conditions. These amounts do not correspond to the actual cash value that will be recognized by each of the Named Executive Officers when received. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see note 10 to our audited consolidated financial statements, which are included in our 2015 Annual Report on Form 10-K. During 2014, 32,000 and 20,000, performance RSUs were forfeited by Mr. Cormack and Dr. Jacobs, respectively, as the SYNERGY trial did not meet its primary endpoint.
(2)	For 2015, Mr. Cormack’s salary was paid as to 25% in Canadian dollars of CDN$171,720 and 75% in U.S. dollars of $406,037. The portion paid in Canadian dollars was converted using the noon spot foreign exchange rate at each payment date, which resulted in an average exchange rate of US$1.00 = CDN$1.2764.
(3)	For fiscal year 2014, Mr. Cormack’s salary was paid as to 25% in Canadian dollars of CDN$138,052 and 75% in U.S. dollars of $372,161. The portion paid in Canadian dollars was converted using the 2014 average annual foreign exchange rate of US$1.00 = CDN$1.1045.

Fiscal 2015 Grants of Plan-Based Awards

The following table provides information related to grants of plan-based awards to our Named Executive Officers during the 2015 fiscal year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Target(1) ($)	All Other Stock Awards: # of Securities Underlying RSUs (2)	All Other Option Awards: # of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)($)
Scott Cormack	5/19/2015			75,000	1.86	79,473
	5/19/2015		37,500			69,750
	2/15/2016	148,890
Cindy Jacobs	5/19/2015			37,500	1.86	39,736
	5/19/2015		18,750			34,875
	2/15/2016	82,650
John Bencich	5/19/2015			25,000	1.86	26,491
	5/19/2015		12,500			23,250
	2/15/2016	53,820

(1)	Amounts represent the “target” amount of each award. There was no set “threshold” or “maximum” performance bonus amounts established with respect to our 2015 non-equity incentive plan awards. In January 2016, our Compensation Committee awarded non-equity incentive plan awards based on achievement of our 2015 performance goals. The actual amounts paid to each of Mr. Cormack, Dr. Jacobs and Mr. Bencich for 2015 were $148,890, $82,650 and $53,820, respectively. For a description of the performance-based vesting criteria associated with these awards, see “Compensation Discussion and Analysis.”
(2)	The amounts shown in this column represent RSUs granted under our 2010 Performance Incentive Plan, which vest annually over four years.
(3)	The amounts shown in this column represent stock options granted under our 2010 Performance Incentive Plan, which vest monthly over four years.
(4)	Amounts represent the grant date fair value of stock option and RSU awards measured in accordance with the guidance in FASB ASC Topic 718. These amounts do not correspond to the actual cash value that will be recognized by each of the Named Executive Officers when received. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see note 10 to our audited consolidated financial statements, which are included in our 2015 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the outstanding equity awards held by the Named Executive Officers as of December 31, 2015.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)	Number of Shares or Units or Other Rights that Have Not Vested(#)		Market Value of Shares or Units or Other Rights that Have Not Vested ($)
Scott Cormack, President and Chief Executive Officer	25,000 40,000 36,719 27,344 23,950 17,188	— — 781 10,156 26,050 57,812	22.28 15.97 13.00 11.95 11.79 1.86	12/31/19 12/14/20 05/08/22 03/12/23 03/14/24 05/19/25	(1) (2) (3) (4) (5) (6)
						8,000	(7)	94,230	4,687 9,375 18,750 28,125 37,500	(8) (9) (10) (11) (12)	60,931 112,031 221,063 99,844 69,750
Cindy Jacobs, Executive Vice President and Chief Medical Officer	12,000 20,000 14,688 14,583 11,975 8,594	— — 312 5,417 13,025 28,906	22.28 15.97 13.00 11.95 11.79 1.86	12/31/19 12/14/20 05/08/22 03/12/23 03/14/24 05/19/25	(1) (2) (3) (4) (5) (6)
						5,000	(7)	58,950	1,875 5,000 9,375 15,000 18,750	(8) (9) (10) (11) (12)	24,375 59,750 110,531 53,250 34,875
John Bencich, Vice President and Chief Financial Officer	13,333 5,729	26,667 19,271	3.17 1.86	08/12/24 05/19/25	(13) (6)				15,000 12,500	(14) (12)	47,550 23,250

(1)	These stock options were granted under the 2007 Performance Incentive Plan and were fully vested on December 31, 2013.
(2)	These stock options were granted under the 2010 Performance Incentive Plan and were fully vested on December 31, 2014.
(3)	These stock options were granted under the 2010 Performance Incentive Plan and vest monthly over a 48-month period beginning January 1, 2012.
(4)	These stock options were granted under the 2010 Performance Incentive Plan and vest monthly over a 48-month period beginning January 1, 2013.
(5)	These stock options were granted under the 2010 Performance Incentive Plan and vest monthly over a 48-month period beginning January 1, 2014.
(6)	These stock options were granted under the 2010 Performance Incentive Plan and vest monthly over a 48-month period beginning January 1, 2015.
(7)	These performance-based RSUs were granted under the 2010 Performance Incentive Plan and vest upon positive top-line data from our Affinity trial.

(8)	These RSUs were granted under the 2010 Performance Incentive Plan and vest annually over four years beginning January 1, 2012.
(9)	These RSUs were granted under the 2010 Performance Incentive Plan and vest annually over four years beginning January 1, 2013.
(10)	These RSUs were granted under the 2010 Performance Incentive Plan and vest annually over four years beginning January 1, 2014.
(11)	These RSUs were granted under the 2010 Performance Incentive Plan and vest annually over four years beginning June 12, 2014.
(12)	These RSUs were granted under the 2010 Performance Incentive Plan and vest annually over four years beginning January 1, 2015.
(13)	These stock options were granted under the 2010 Performance Incentive Plan and vest monthly over a 48-month period beginning August 12, 2014.
(14)	These RSUs were granted under the 2010 Performance Incentive Plan and vest annually over four years beginning August 12, 2014.

Option Exercises and Stock Vested

The following table provides information related to the vesting of RSUs held by the Named Executive Officers during the 2015 fiscal year.

Stock Awards
	Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)		($)
Scott Cormack, President and Chief Executive Officer	8,081 4,804 10,894	(1) (2) (3)	29,373 25,875 42,411
Cindy Jacobs, Executive Vice President and Chief Medical Officer	5,408 3,592 9,024	(1) (2) (3)	14,100 13,800 28,274
John Bencich, Vice President Chief Financial Officer	3,573	(4)	14,300

(1)	These RSUs were granted under the 2010 Performance Incentive Plan and vested on May 19, 2015.
(2)	These RSUs were granted under the 2010 Performance Incentive Plan and vested on June 12, 2015.
(3)	These performance-based RSUs were granted under the 2010 Performance Incentive Plan and vested upon positive top-line data from Borealis 1.
(4)	These RSUs were granted under the 2010 Performance Incentive Plan and vested on August 18, 2015.

Pension Benefits/Nonqualified Deferred Compensation

We do not have any plan that provides for payments or other benefits at, following, or in connection with retirement. We also do not have a plan that provides for the deferral of compensation for any employee.

Potential Payments Upon Termination/Change of Control

Change of Control Under Our Equity Compensation Plans

The following discussion sets forth the change of control provisions provided for in our various equity compensation plans.

1999 Nonqualified Stock Incentive Plan and 2000 Stock Incentive Plan

Under our 1999 Nonqualified Stock Incentive Plan, or the 1999 Plan, the vesting period for all outstanding awards will automatically accelerate in connection with a change of control. Under our 2000 Stock Incentive Plan, or the 2000 Plan, the vesting period for all outstanding awards will automatically accelerate in connection with a change of control unless the administrator of the 2000 Plan causes such awards to be assumed or new rights substituted for such rights. In addition, under both plans, the administrator of such plans may take one of the following actions in connection with a change of control, as applicable:

•	provide for the purchase of each outstanding award, or, in the case of the 1999 Plan only, the exchange of each such award;

•	adjust the terms of such awards in a manner to be determined by the administrator to reflect the change of control;

•	cause such awards to be assumed, or new rights substituted for such awards, by another entity; or

•	make such changes to the applicable plan as the administrator considers equitable.

If the administrator does not take any of the foregoing actions, all awards will terminate upon the consummation of the change of control.

As used in the 1999 Plan and the 2000 Plan, the term “change of control” means the occurrence of any of the following events, as applicable:

•	acquisitions of our securities representing 50% or more of our outstanding securities;

•	a merger or consolidation in which we are not the surviving entity, except for a transaction, the principal purpose of which is to change the state of our incorporation;

•	under the 1999 Plan, sales, transfers or other dispositions of 50% or more of the value of our assets, or, under the 2000 Plan, sales transfers or other disposition of all or substantially all of our assets;

•	any reverse merger in which we are a surviving entity but in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger;

•	our dissolution;

•	under the 1999 Plan, a liquidation of more than 50% of our value, or, under of the 2000 Plan, our complete liquidation; or

•	under the 1999 Plan only, at least a majority of our directors constitute persons who were not, at the time of their first election to the Board of Directors, candidates proposed by a majority of the Board of Directors in office prior to the time of such first election.

2007 Performance Incentive Plan

Under the 2007 Performance Incentive Plan, or the 2007 Plan, the administrator has the discretion to provide in each award agreement the terms and conditions with respect to a change of control that relate to (1) the vesting of an award and (2) the assumption of an award or issuance of comparable securities under an incentive program. If the terms of an option agreement provide for accelerated vesting in the event of a change of control, or to the extent that an option is vested and not yet exercised, the administrator may provide for the purchase or exchange of each option for an amount of cash or other property. Outstanding options shall terminate and cease to be exercisable upon a change of control except to the extent that the options are assumed by the successor entity, or parent of the successor entity, pursuant to the terms of the change of control transaction.

As used in the 2007 Plan, the term “change of control” means the occurrence of any of the following:

•	acquisitions of our securities possessing more than 50% of the total combined voting power of all of our outstanding securities;

•	a merger or consolidation with any other entity, whether or not we are the surviving entity in such transaction, except for a transaction in which the holders of our outstanding voting securities immediately prior to such merger or consolidation hold, as a result of holding our securities prior to such transaction, in the aggregate, securities possessing more than 50% of the total combined voting power of all of our outstanding voting securities or the voting securities of the surviving entity, or the parent of the surviving entity, immediately after such merger or consolidation;

•	the sale, transfer or other disposition, in one transaction or a series of related transactions, of all or substantially all of our assets; or

•	the approval by our stockholders of a plan or proposal for our liquidation or dissolution.

2010 Performance Incentive Plan

Under the 2010 Plan, the administrator has the discretion to provide in each award agreement the terms and conditions with respect to a change of control that relate to the vesting of an award and the assumption of an award or issuance of comparable securities under an incentive program. If the terms of an option agreement provide for accelerated vesting in the event of a change of control, or to the extent that an option is vested and not yet exercised, the administrator may provide for the purchase or exchange of each option for an amount of cash or other property. Outstanding options shall terminate and cease to be exercisable upon a change of control except to the extent that the options are assumed by the successor entity (or parent of the successor entity) pursuant to the terms of the change of control transaction. As used in the 2010 Plan, the term “change of control” means the occurrence of any of the following:

•	acquisitions of our securities possessing more than 50% of the total combined voting power of all of our outstanding securities;

•	a merger or consolidation with any other entity, whether or not we are the surviving entity in such transaction, except for a transaction in which the holders of our outstanding voting securities immediately prior to such merger or consolidation hold, as a result of holding our securities prior to such transaction, in the aggregate, securities possessing more than 50% of the total combined voting power of all of our outstanding voting securities or the voting securities of the surviving entity, or the parent of the surviving entity, immediately after such merger or consolidation;

•	the sale, transfer or other disposition, in one transaction or a series of related transactions, of all or substantially all of our assets; or

•	the approval by the stockholders of a plan or proposal for our liquidation or dissolution.

Termination and Change of Control Provisions Under Employment Agreements

As of December 31, 2015, we have employment agreements in place with each of our Named Executive Officers that provide for compensation upon the termination of their employment under certain circumstances, as described below.

Cormack Agreement

The agreement between us, OncoGenex Technologies Inc. and Mr. Cormack, which is referred to as the Cormack Agreement, provides Mr. Cormack with termination benefits in the event Mr. Cormack is terminated without cause or for disability, or if Mr. Cormack resigns for good reason, or Good Reason, which means due to (i) the relocation of the officer’s primary work location by more than 40 miles from the current office location; (ii) a material reduction of the officer’s base salary or employee benefits; (iii) any material reduction or diminution of the officer’s duties, authority or responsibilities; (iv) a fundamental breach by us of the Cormack Agreement; or (v) the failure of any successor to assume expressly in writing our obligations under the Cormack Agreement, in each case, provided that Mr. Cormack has provided us with two months’ advance written notice and an opportunity to cure such breach during such two-month period. Any termination that occurs without cause, due to disability or for Good Reason is referred to as an Involuntary Termination.

The Cormack Agreement provides that if an Involuntary Termination occurs, we will be obligated to pay Mr. Cormack a lump sum equal to 18 months of his then-current base salary. In addition, Mr. Cormack will receive continued entitlement under group medical, dental and insurance plans, excluding short- and long-term disability plans and pension plans, to which Mr. Cormack and his family are entitled at Mr. Cormack’s termination date, to the extent such benefit plans permit for 18 months or until Mr. Cormack becomes employed elsewhere where comparable benefits are provided, whichever date comes first (this period is referred to as the Cormack Benefit Plan Severance Period). To the extent continuance of a benefit plan, excluding short- and long-term disability plans and pension plans, is not permitted, OncoGenex Technologies Inc. will be obligated to pay Mr. Cormack an amount equal to the sum Mr. Cormack would be required to pay to receive comparable benefits for the Cormack Benefit Plan Severance Period. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, if there is an Involuntary Termination, then the time-based vesting restrictions, if any, will immediately lapse on an additional number of shares under all of Mr. Cormack’s outstanding compensatory equity awards, which includes any outstanding stock options granted to Mr. Cormack under our equity compensation plans, that would have time-vested if Mr. Cormack had continued his employment for 18 months following his Involuntary Termination.

The Cormack Agreement provides for additional termination benefits if an Involuntary Termination occurs during the period beginning three months before and ending 12 months after a change in control or if such Involuntary Termination is required by the merger agreement, purchase agreement or other instrument relating to such change in control or such Involuntary Termination is made at the express request of the other party or parties to the transaction constituting such change in control, each of which events is referred to as a Change in Control Termination. Upon a Change in Control Termination, we will be obligated to pay Mr. Cormack 24 months of his then-current base salary, plus a sum equal to 12 months of his average monthly bonus earnings, where such average is calculated over the 24-month period immediately preceding Mr. Cormack’s termination date and based on Mr. Cormack’s bonuses paid in such 24-month period. In addition, Mr. Cormack will receive continued entitlement under our benefit plans as described above, or an amount equal to the sum Mr. Cormack would be required to pay to receive comparable benefits if such continued entitlement is not permitted as described above, except that the Cormack Benefit Plan Severance Period will be 24 months instead of 18 months. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, upon a Change in Control Termination, all vesting restrictions, if any, will immediately lapse on all of Mr. Cormack’s compensatory equity awards effective as of his termination date.

All termination benefits in the event of an Involuntary Termination or Change in Control Termination are subject to Mr. Cormack’s execution, delivery and non-revocation of a general release of all litigation and other claims against us and our affiliates.

Jacobs Agreement

Our agreement with Cindy Jacobs, referred to as the Jacobs Agreement, provides Dr. Jacobs with termination benefits in the event of an Involuntary Termination, provided that, in the case of termination for good reason, Dr. Jacobs has provided us with 30 days’ advance written notice and an opportunity to cure such breach during such 30-day period.

The Jacobs Agreement provides that if an Involuntary Termination occurs, we will be obligated to pay Dr. Jacobs a lump sum payment equal to 12 months of her then-current base salary. In addition, if Dr. Jacobs elects to continue her and her dependents’ health insurance coverage under COBRA, we must pay up to 12 months of Dr. Jacobs’ monthly premium under COBRA, provided that our obligation to pay the monthly premium will cease when Dr. Jacobs becomes eligible to receive substantially equivalent health coverage in connection with new employment. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, if there is an Involuntary Termination, then the time-based vesting restrictions, if any, will immediately lapse on an additional number of shares under all of Dr. Jacobs’ outstanding compensatory equity awards, which includes outstanding stock options granted to Dr. Jacobs under our equity compensation plans, that would have time-vested if Dr. Jacobs had continued in employment for 12 months following her Involuntary Termination.

The Jacobs Agreement provides for additional termination benefits if an Involuntary Termination occurs during the period beginning three months before and ending 12 months after a change in control or if such Involuntary Termination is required by the merger agreement, purchase agreement or other instrument relating to such change in control, or such Involuntary Termination is made at the express request of the other party or parties to the transaction constituting such change in control, each of which events is referred to as a Change in Control Termination. Upon such a Change in Control Termination, we will be obligated to pay Dr. Jacobs 15 months of her then-current base salary, plus a sum equal to 12 months of her average monthly bonus earnings, where such average is calculated over the 24-month period immediately preceding Dr. Jacobs’ separation from services and based on Dr. Jacobs’ bonuses paid in such 24-month period. In addition, our payment of monthly COBRA premiums as described above will be for up to 15 months instead of up to 12 months. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, upon a Change in Control Termination, all vesting restrictions, if any, will immediately lapse on all of Dr. Jacobs’ compensatory equity effective as of her separation from service.

All termination benefits in the event of an Involuntary Termination or Change in Control Termination are subject to Dr. Jacobs’ execution, delivery and non-revocation of a general release of all litigation and other claims against us and our affiliates.

Bencich Agreement

Our agreement with John Bencich, referred to as the Bencich, provides Mr. Bencich with termination benefits in the event of an Involuntary Termination, provided that, in the case of termination for good reason, Mr. Bencich has provided us with 30 days’ advance written notice and an opportunity to cure such breach during such 30-day period. We may terminate the Agreement with or without cause by giving Mr. Bencich 30 days’ advance written notice, or a cash payment equivalent to 30 calendar days of his then-current base salary in lieu of providing such notice.

The Bencich Agreement provides that if an Involuntary Termination occurs, we will be obligated to pay Mr. Bencich a lump sum payment equal to nine months of his then-current base salary. In addition, if Mr. Bencich elects to continue his and his dependents’ health insurance coverage under COBRA, we must pay in a lump sum payment the number of months of Mr. Bencich’s monthly premium under COBRA, that is equal to the nine months. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, if there is an Involuntary Termination, then the time-based vesting restrictions, if any, will immediately lapse on an additional number of shares under all of Mr. Bencich’s outstanding compensatory equity awards, which includes outstanding stock options granted to Mr. Bencich under our equity compensation plans, that would have time-vested if Mr. Bencich had continued in employment for nine months following his Involuntary Termination.

The Bencich Agreement provides for additional termination benefits if an Involuntary Termination occurs during the period beginning three months before and ending 12 months after a change in control or if such Involuntary Termination is required by the merger agreement, purchase agreement or other instrument relating to such change in control, or such Involuntary Termination is made at the express request of the other party or parties to the transaction constituting such change in control, each of which events is referred to as a Change in Control Termination. Upon such a Change in Control Termination, we will be obligated to pay Mr. Bencich 12 months of his then-current base salary, plus a sum equal to 12 months of his average monthly bonus earnings, where such average is calculated over the 24-month period immediately preceding Mr. Bencich’s separation from services and based on Mr. Bencich’s bonuses paid in such 24-month period or if Mr. Bencich is employed less than twenty-four (24) months 30% of his then current base salary. In addition, our payment of monthly COBRA premiums as described above will be for up to 12 months instead of up to nine months. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, upon a Change in Control Termination, all vesting restrictions, if any, will immediately lapse on all of Mr. Bencich’s compensatory equity effective as of his separation from service.

All termination benefits in the event of an Involuntary Termination or Change in Control Termination are subject to Mr. Bencich’s execution, delivery and non-revocation of a general release of all litigation and other claims against us and our affiliates.

Potential Cost of Termination Payments

In the table below, we have estimated the potential cost to us of the compensation to which each Named Executive Officer would have been entitled if he or she experienced an Involuntary Termination or a Change in Control Termination effective as of December 31, 2015.

Named Executive Officer		Involuntary Termination				Involuntary Termination in Connection with a Change in Control
	Cash Payments ($) (1)	Benefits ($)	Equity Compensation ($) (2)		Total ($)	Cash Payments ($)	Benefits ($)	Equity Compensation ($)		Total ($)
Scott Cormack	812,074	54,582	279,279	(3)	1,145,935	1,235,373	72,776	370,595	(4)	1,678,744
Cindy Jacobs	413,225	22,778	107,564	(5)	543,567	601,244	28,473	187,444	(6)	817,161
John Bencich	230,625	23,359	22,466	(7)	276,450	397,500	31,146	82,640	(8)	511,286

(1)	Amounts payable to Mr. Cormack are denominated in U.S. dollars based on the spot rate at December 31, 2015 of US$1.00 = CDN$1.3840.
(2)	The employment agreements for each of Mr. Cormack, Dr. Jacobs, and Mr. Bencich state that the time-based vesting restrictions associated with unvested options immediately lapse on any shares of common stock that would have time-vested if they had had continued in employment throughout their respective severance period as defined in their employment agreements. The amounts above represent the stock option expense that would be incurred by us in accordance with the guidance of FASB ASC Topic 718 in relation to options vested immediately upon termination in accordance with the terms of the individual’s employment agreement.
(3)	Represents stock option expense associated with the accelerated vesting of 781 options with an exercise price of $13.00 per share, and 10,156 options with an exercise price of $11.95 per share and 18,756 options with an exercise price of $11.79 per share and 28,125 options with an exercise price of $1.86 per share.
(4)	Represents stock option expense associated with the accelerated vesting of 781 options with an exercise price of $13.00 per share, 10,156 options with an exercise price of $11.95 per share, 26,050 options with an exercise price of $11.79 per share and 57,812 options with an exercise price of $1.86 per share.
(5)	Represents stock option expense associated with the accelerated vesting of 312 options with an exercise price of $13.00 per share, 5,000 options with an exercise price of $11.95 per share, 6,252 options with an exercise price of $11.79, and 9,375 options with an exercise price of $1.86 per share.
(6)	Represents stock option expense associated with the accelerated vesting of 312 options with an exercise price of $13.00 per share, 5,417 options with an exercise price of $11.95 per share, 13,025 options with an exercise price of $11.79, and 28,906 options with an exercise price of $1.86 per share.
(7)	Represents stock option expense associated with the accelerated vesting of 7,500 options at an exercise price of $3.17 per share and 4,688 options with an exercise price of $1.86 per share.
(8)	Represents stock option expense associated with the accelerated vesting of 26,667 options at an exercise price of $3.17 per share and 19,271 options with an exercise price of $1.86 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock by the following persons as of March 31, 2016, except as otherwise noted in the footnotes to the table:

•	each person, entity or group who we know to beneficially own five percent or more of our voting securities;

•	each of our directors and director nominees;

•	each of our Named Executive Officers identified in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The address of each beneficial owner listed in the table is c/o OncoGenex Pharmaceuticals, Inc., 19820 North Creek Parkway, Suite 201, Bothell, Washington 98011. The percentages in the table below are based on [            ] shares of our common stock outstanding as of March 31, 2016. Except as indicated in the footnotes to the table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in the table is based on our records and information filed with the SEC, unless otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(%)(1)
Named Executive Officers and Directors:
Scott Cormack(2)	484,434	[	]
Cindy Jacobs(3)	164,600	*
John Bencich (4)	31,697	*
Neil Clendeninn(5)	48,421	*
Stewart Parker(6)	40,461	*
Jack Goldstein(7)	45,461	*
Martin Mattingly(8)	38,500	*
David Smith(9)	37,500	*
All current officers and directors as a group (8 persons) (10)	891,074	[	]
* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days of March 31, 2016, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.
(2)	Represents 124,909 shares owned directly, 187,910 options, 68,743 shares owned indirectly through his spouse and 102,872 options owned indirectly through his spouse exercisable within 60 days of March 31, 2016.
(3)	Represents 73,853 shares owned directly and 90,747 options exercisable within 60 days of March 31, 2016 .
(4)	Represents 5,864 shares owned directly and 25,833 options exercisable within 60 days of March 31, 2016.
(5)	Represents 19,921 shares owned directly, 26,000 options and 2,500 RSUs exercisable within 60 days of March 31, 2016.
(6)	Represents 10,000 shares owned directly, 27,961 options and 2,500 RSUs exercisable within 60 days of March 31, 2016.
(7)	Represents 12,500 shares owned directly, 27,961 options and 5,000 RSUs exercisable within 60 days of March 31, 2016.
(8)	Represents 8,000 shares owned directly, 28,000 options and 2,500 RSUs exercisable within 60 days of March 31, 2016.
(9)	Represents 7,000 shares owned directly, 28,000 options and 2,500 RSUs exercisable within 60 days of March 31, 2016
(10)	Represents for the current officers and directors as a group, 330,790 shares owned directly or indirectly as indicated above, and 545,284 options and 15,000 RSUs exercisable within 60 days of March 31, 2016.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms we received and written representations from certain reporting persons, we believe that all of our executive officers, directors and 10% stockholders timely filed all reports required to be filed under Section 16(a) during fiscal year 2015.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a process for delivering documents to stockholders that has been approved by the SEC called “householding.” Under this process, stockholders of record who have the same address and last name will receive only one copy of our Annual Report and this Proxy Statement, unless we or one of our mailing agents has received contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Annual Report and this Proxy Statement at the same address, additional copies will be provided to you promptly upon either written or oral request. If you are a stockholder of record, you may contact us by writing to OncoGenex Pharmaceuticals, Inc., Attention: Secretary, 19820 North Creek Parkway, Suite 201, Bothell, Washington 98011 or calling (425) 686-1500. Eligible stockholders of record receiving multiple copies of our Annual Report and this Proxy Statement who wish to only receive one copy in the future, can request householding by contacting us in the same manner.

If you are a beneficial owner holding shares through your broker, bank or other nominee, you may request additional copies of the Annual Report or this Proxy Statement, or you may request householding, by notifying your broker, bank or other nominee.

Stockholder Proposals to Be Presented at 2016 Annual Meeting

Our bylaws provide that, for stockholder nominations to the Board of Director or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Secretary at 19820 North Creek Parkway, Suite 201, Bothell, Washington 98011, Attn: Secretary.

To be timely for our 2017 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices not earlier than the close of business on January 22, 2017 and not later than the close of business on February 21, 2017. A stockholder’s notice to our Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2016 annual meeting must be received by us not later than December  18, 2016 in order to be considered for inclusion in our proxy materials for our 2017 annual meeting of stockholders.

Transaction of Other Business

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Scott Cormack

President & CEO

Bothell, Washington                     , 2016

PRELIMINARY COPY - SUBJECT TO COMPLETION

ONCOGENEX PHARMACEUTICALS, INC. 19820 NORTH CREEK PARKWAY, SUITE 201 BOTHELL, WA 98011

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your WHITE proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your WHITE proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your WHITE proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E05160-P77578	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ONCOGENEX PHARMACEUTICALS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees:	☐	☐	☐

01) Scott Cormack 04) Martin Mattingly
02) Neil Clendeninn 05) Stewart Parker
03) Jack Goldstein 06) David Smith

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.					☐	☐	☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.

☐

NOTE: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person and state your title. PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No		NOTE: In their discretion, the proxies may transact such other business as properly comes before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be Held on May 26, 2016:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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E05161-P77578

ONCOGENEX PHARMACEUTICALS, INC.

Annual Meeting of Stockholders

May 26, 2016

This proxy is solicited by the Board of Directors

The undersigned hereby nominates and appoints Scott Cormack and John Bencich, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of ONCOGENEX PHARMACEUTICALS, INC. which the undersigned is entitled to represent and vote at the Annual Meeting of Stockholders to be held at the offices of Fenwick & West, LLP, at 1191 Second Avenue, 10th Floor, Seattle, Washington, on May 26, 2016 at 9:00 a.m. local time, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting on the matters listed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Cumulative voting
	NAME OF CANDIDATE	# OF VOTES CAST

	1.1	_
	1.2	_
	1.3	_
	1.4	_
	1.5	_
	1.6	_

(If you exercised cumulative voting, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)